                               UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 2)*

                         Optical Sensors, Incorporated
                      -----------------------------------
                               (Name of Issuer)

                    Common Stock, Par Value $ .01 Per Share
                      -----------------------------------
                          (Title Of Class Securities)

                                   68384P107
                      -----------------------------------
                                (Cusip Number)

Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 11 pages

-----------------------                                  ---------------------
  CUSIP NO. 68384P107                   13G                PAGE 2 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Coral Partners II, a limited partnership
      SEC ID # 0000924591
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            444,859

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             444,859

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                    444,859

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

                                     5.30%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 68384P107                   13G                PAGE 3 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Coral Management Partners II, Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            444,859

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             444,859

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                    444,859

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

                                     5.30%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 68384P107                   13G                PAGE 4 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Yuval Almog

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States (MN)

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            989

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          454,968
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             989

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          454,968
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                    455,957
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
                                     5.43%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 68384P107                   13G                PAGE 5 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Peter H. McNerney

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States (MN)

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,979

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          454,968
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,979

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          454,968
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                    456,947

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
                                     5.45%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 68384P107                   13G                PAGE 6 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Linda L. Watchmaker

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States (MN)

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            343

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          444,859
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             343

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          444,859
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                    445,202

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
                                     5.31%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.  ISSUER'S NAME AND ADDRESS OF PRINCIPAL EXECUTIVE OFFICES:
-------  ---------------------------------------------------------

       (a)    Optical Sensors, Inc.
       (b)    7615 Golden Triangle Drive, Suite A
              Minneapolis, MN  55344

ITEM 2.  INFORMATION CONCERNING PERSON FILING:
-------  -------------------------------------

       (a) Filing Persons:

           Entities:
               Coral Partners II, a limited partnership ("CP II")
               Coral Management Partners II, Limited Partnership ("CMP II")

           Individuals:
               Yuval Almog
               Peter H. McNerney
               Linda L. Watchmaker

       (b) Principal Business Address:
               60 South Sixth Street
               Suite 3510
               Minneapolis, MN   55402

       (c) Citizenship/Place of Organization

           Entities:
               Coral Partners II ("CP II")                  Delaware
               Coral Management Partners II ("CMP II")      Delaware

           Individuals:
               Yuval Almog                                  United States
               Peter H. McNerney                            United States
               Linda L. Watchmaker                          United States

       (d) Title of Class of Securities: Common Stock
       (e) CUSIP No. 68384P107

ITEM 3.  STATUS OF PERSON FILING:
-------  ------------------------

       Not applicable.

ITEM 4.  OWNERSHIP:
-------  ----------

ENTITIES                                            CP II          CMP II
                                                    -----          ------

(a)Beneficial Ownership                            444,859        444,859*

(b)Percentage of Class                                5.30%          5.30%

(c)(i)Sole Voting Power:                           444,859        444,859
(ii)Shared Voting Power:                                 0              0
(iii)Sole Dispositive Power:                       444,859        444,859
(iv)Shared Dispositive Power:                            0              0

INDIVIDUALS:                           Almog       McNerney     Watchmaker
                                       -----       --------     ----------

(a)Beneficial Ownership             455,957*       456,947*       445,202*

(b)Percentage of Class                 5.43%          5.45%          5.31%

(c)(i)Sole Voting Power:                989          1,979            343
(ii)Shared Voting Power:            454,968        454,968        444,859
(iii)Sole Dispositive Power:            989          1,979            343
(iv)Shared Dispositive Power:       454,968        454,968        444,859


* Pursuant to Rule 13d-4, the reporting person disclaims beneficial ownership of these securities except to the extent of his/her pecuniary interest therein.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
-------  ---------------------------------------------

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]. *

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
-------  ----------------------------------------------------------------

       Not applicable.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY:
-------  ------------------------------------------------

       Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF GROUP:
-------  -------------------------------------------

       Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:
-------  -------------------------------

       Not applicable.

ITEM 10.  CERTIFICATION:
--------  --------------

       Not applicable.

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 3, 1998

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner

/s/ Linda L. Watchmaker
-----------------------------
Linda L. Watchmaker
General Partner

Coral Management Partners II, Limited Partnership,
By: General Partner

/s/ Linda L. Watchmaker
-----------------------------
Linda L. Watchmaker
General Partner


By /s/ Yuval Almog
   --------------------------
   Yuval Almog


By /s/ Peter H. McNerney         By /s/ Linda L. Watchmaker
   --------------------------       ---------------------------
   Peter H. McNerney                Linda L. Watchmaker

                                 EXHIBIT INDEX

                                                            Sequentially
Exhibit                  Document Description               Numbered Page
-------                  --------------------               -------------
   A                     Agreement of Joint Filing               11

                                   EXHIBIT A
                                   ---------

                           Agreement of Joint Filing
                           -------------------------

       Each of the undersigned hereby agrees that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, the Statement dated February 3, 1998, containing the information required by
Schedule 13G, for the shares of Common Stock of Optical Sensors, Inc. which they each beneficially hold.

Dated:  February 3, 1998

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner

/s/  Linda L. Watchmaker
----------------------------
Linda L. Watchmaker
General Partner

Coral Management Partners II, Limited Partnership,
By: General Partner

/s/  Linda L. Watchmaker
----------------------------
Linda L. Watchmaker
General Partner


By  /s/ Yuval Almog
   -------------------------
   Yuval Almog

By /s/ Peter H. McNerney           By /s/ Linda L. Watchmaker
   -------------------------          ----------------------------
    Peter H. McNerney                  Linda L. Watchmaker